EXECUTION
ORIGINAL

SHELLS SEAFOOD RESTAURANTS, INC.

RESTAURANT SYSTEM PURCHASE AGREEMENT

** * **

KINGDOM OF SAUDI ARABIA, EGYPT, JORDAN, QATAR, OMAN, BAHRAIN, UNITED ARAB EMIRATES, KUWAIT, PAKISTAN and INDIA

TABLE OF CONTENTS

1.	DEFINITIONS	1
2.	PURCHASE AND ASSIGNMENT OF RESTAURANT SYSTEM	5
3.	ACKNOWLEDGMENT REGARDING F&E'S ENGAGEMENT OF SHELLS TO PERFORM THE TECHNICAL CONSULTING AND SUPPORT SERVICES; F&E'S CONTINUING OBLIGATIONS REGARDING RESTAURANT SYSTEM PROCEDURES AND STANDARDS	7
4.	PURCHASE PRICE AND LETTER OF CREDIT	7
5.	F&E ORGANIZATION, AUTHORITY AND FINANCIAL CONDITION AND PRINCIPALS	8
6.	MARKS AND SYSTEM	9
7.	TRANSFER	9
8.	CONFIDENTIALITY; RESTRICTIONS	12
9.	RELATIONSHIP OF PARTIES AND INDEMNIFICATION	14
10.	SEVERABILITY	17
11.	NO WAIVER OF DEFAULT	17
12.	GOVERNING LAW, DISPUTE RESOLUTION AND REMEDIES	17
13.	LANGUAGE	22
14.	GOVERNMENT APPROVAL	22
15.	FORCE MAJEURE	22
16.	MISCELLANEOUS	22
17.	ACKNOWLEDGMENTS	23

SUMMARY PAGES

1. **Parties**:

Shells: **SHELLS SEAFOOD RESTAURANTS, INC.**
a Delaware corporation

*16313 N. Dale Mabry Hwy.
Suite 100
Tampa, FL 33618
Attn: Chief Executive Officer
fax: (813) 960-9059

F&E: **FOOD AND ENTERTAINMENT CO., LTD.**
a limited liability company with commercial register No. 2051024638 issued from Khobar Commercial Registration Office on 24/08/1421H

*P.O. Box 359
Riyadh 11411
Kingdom of Saudi Arabia
Attn: Mr. Talal Azhari

phone:____________________________
fax:______________________________
email:____________________________

*Address for Notice Purposes

2. **Effective Date**: ____________, 2007

3. **Territory**: Kingdom of Saudi Arabia, Egypt, Jordan, Qatar, Oman, Bahrain, United Arab Emirates, Kuwait, Pakistan and India, each as geographically constituted as of the Effective Date.

4. **Purchase Price**: U.S. $1,750,000, payable (a) U.S. $700,000 upon execution of this Agreement (subject to application of a U.S. $80,000 deposit credit); (b) U.S. $350,000 within 90 days of the Effective Date; (c) U.S. $350,000 within 180 days of the Effective Date; and (d) U.S. $350,000 within 270 days of the Effective Date.

5. **Ownership Interests in F&E are owned by**:

Name	Percentage
*Saudi Fas Holding Co.	35%
**Fawaz A. Alhokair & Co. Holding	35%
Mr. Fawaz Abdulaziz Fahad Alhokair	10%
Mr. Salman Abdulaziz Fahad Alhokair	10%
Mr. Abdul Majeed Abdulaziz Fahad Alhokair	10%

*Saudi Fas Holding Co. is owned by Mr. Fawaz Abdulaziz Fahad Alhokair (33.4%), Mr. Salman Abdulaziz Fahad Alhokair (33.4%) and Mr. Abdul Majeed Abdulaziz Fahad Alhokair (33.2%).

**Fawaz A. Alhokair & Co. Holding is owned by Mr. Fawaz Abdulaziz Fahad Alhokair (33.4%), Mr. Salman Abdulaziz Fahad Alhokair (33.4%) and Mr. Abdul Majeed Abdulaziz Fahad Alhokair (33.2%).

6. **Principals**: Saudi Fas Holding Co.; Fawaz A. Alhokair & Co. Holding ; Mr. Fawaz Abdulaziz Fahad Alhokair; Mr. Salman Abdulaziz Fahad Alhokair; Mr. Abdul Majeed Abdulaziz Fahad Alhokair

7. **Trademark Filings in the Territory**:

Trademark	Application Date	Application No.	Class
SHELLS	July 25, 2007	120049	43
Fish Logo	July 25, 2007	120050	43

8. **Agency Laws**: Each of the following (i) the Bahrain Commercial Agencies Law, Decree Law No. 10/1992, as amended by Decree Law No. 8/1998 (the "Bahrain Agency Law"), (ii) the U.A.E. Federal Law No. 18 of 1981 Regulating Commercial Agencies (the "U.A.E. Agency Law"), (iii) Royal Decree No. 11, dated 20/2/1381AH, as amended by Royal Decree No. 5, dated 11/6/1389AH and Royal Decree No. 32, dated 10/8/1400AH and its implementing rules issues by Ministerial Resolution No. 1897 of 24-5-1401AH and by Ministerial Resolution No. 1012 on Applicability of Commercial Agencies Regulations to Franchising Agreements (the "Saudi Arabia Agency Law"), (iv) Oman Royal Decree No. 26/77 (the "Oman Agency Law"), (v) Law No. 16 of 1975 (the "Qatar Agency Law"); (vi) the Law of Commerce of Kuwait (the "Kuwait Agency Law"); (vii) Commercial Agents and Intermediaries Law No. 28 for the Year 2001 (the "Jordan Agency Law"); and (viii) Law No. 120 of 1982 (the "Egypt Agency Law").

9. **Amount of Letter of Credit**:

Letter of Credit Amount (US$)	Date
$1,050,000	Upon signing this Agreement
$500,000	Upon Shells' receipt of the final installment of the Purchase Price and continuing for the duration of the Technical Consulting and Support Services Term under the Technical Consulting and Support Services Agreement.

10. **Confirming Bank**: Wachovia Bank

11. **Issuing Bank**:____

12. **Non-Compliance Damages (Section 12.10)**:

(a) Default under transfer provisions in Section 7 – Specific damages in the amount of U.S. $250,000.

(b) Default under non-competition provisions in Sections 8.1 and 8.2 – Specific damages equal to 4% of the monthly gross revenues of all Restaurant(s) being operated in violation of Section 8.1 or 8.2

for so long as such restaurant(s) operates.

(c) Default under confidentiality provisions in Section 8.3 – Specific damages in the amount of U.S. $250,000.

(d) Default under the employee non-solicitation provisions in Section 8.4 – Specific damages equal to three times the annual salary of the employee involved plus reimbursement of all costs and attorneys' fees incurred.

(e) Any other default by F&E or a Principal in accordance with Section 12.10(b) - Specific damages equal to (i) the number of Restaurants described in the Development Schedule which are not then open for operation and doing business (at the time of the default) multiplied by (ii) 4% of the average aggregate Gross Sales of the Restaurants described in the Development Schedule which have then been open for operation and doing business during the immediately preceding 36 months. If a Restaurant described in the Development Schedule has not been open for operation and doing business for 36 months by the date of the breach, the amount to be used for such Restaurant(s) will be the average amount of Gross Sales for each of the Restaurants calculated in accordance with (ii) above.

SHELLS SEAFOOD RESTAURANTS, INC.

RESTAURANT SYSTEM PURCHASE AGREEMENT

This Agreement is made as of the Effective Date, by and between Shells and F&E.

RECITALS

A. Shells developed and operates a distinctive system of Restaurants that specialize in the sale of seafood and other food products in an attractive, casual setting, that includes proprietary rights in certain valuable Marks and which operate under the System.

B. F&E desires to purchase the rights to the System and the Marks in the Territory pursuant to this Agreement.

C. F&E further desires to obtain certain Technical Consulting and Support Services from Shells in connection with the development and operation of Restaurants under the System and Marks in the Territory, pursuant to the terms and conditions set forth in the Technical Consulting and Support Services Agreement executed concurrently with this Agreement.

NOW, THEREFORE, in consideration of the mutual obligations contained herein, it is hereby agreed as follows:

1. DEFINITIONS

1.1. **Action** means suit, proceeding, claim, demand, investigation, or inquiry, formal or informal.

1.2. **Administrator** means the person serving as the administrator for the International Centre for Dispute Resolution under its international arbitration rules.

1.3. **Adverse Change of Law** means the adoption, promulgation, modification or reinterpretation after the Effective Date, by any governmental or judicial authority in any country in the Territory, of any law, regulation, policy, order, circular or similar directive which action materially and adversely affects Shells' ability to enjoy the economic benefits of this Agreement or to enforce its rights hereunder. An Adverse Change of Law does not constitute an event of Force Majeure.

1.4. **Affiliate** means a Person that directly or indirectly Controls, is Controlled by, or is under common Control with another Person.

1.5. **Agency Laws** means the commercial agency law(s) set forth in the Summary Pages and any regulations promulgated under such law(s), and any other similar laws governing commercial agency relationships in any country located within the Territory.

1.6. **Asset Interests** means any interest in or right under this Agreement, the Marks, the System, the Restaurants or the assets of the Restaurants, including the Restaurants' premises.

1.7. **Business Day** means, as to Shells, all calendar days except Saturday, Sunday and legal holidays provided under applicable laws of the United States and, as to F&E and the Principals, all calendar days except Friday, Saturday and legal holidays provided under applicable laws of the Kingdom of Saudi Arabia.

1.8. **Business Entity** means a corporation, general or limited partnership, limited liability company, trust or comparable entity recognized by any applicable legal system in the Territory.

1.9. **Confidential Information** means the components of the System, the Standards, contents of the Manuals and of all training materials and computer programs developed by Shells or in accordance with its specifications, and other trade secrets and information regarding Shells' customers, suppliers, recipes, ingredients and any other information that Shells imparts to F&E with respect to a Restaurant's operation or management, whether designated as confidential or not and whether or not such information constitutes "trade secrets" under prevailing judicial interpretations. For clarification, "Confidential Information" does not include any information (i) that has become publicly known through no act or omission of F&E, any of the Principals, or any of their respective Affiliates, officers, directors or employees, (ii) that has been received in good faith by F&E or any Principal from a Person having lawful and legitimate possession of the information and the right to disclose such information free of any duty of confidentiality to Shells, or (iii) that has been expressly approved in writing for public disclosure by Shells.

1.10. **Confirming Bank** means the confirming bank set forth in the Summary Pages or another international bank designated by Shells.

1.11. **Control and Controlling Interest** means the possession, directly or indirectly, of the power to direct or cause the direction, of the management and policies of an entity, whether through ownership of voting securities, by contract or otherwise.

1.12. **Dollars** or **$** means U.S. dollars.

1.13. **Effective Date** means the date that Shells signs and dates this Agreement, as indicated in the Summary Pages.

1.14. **Force Majeure** means acts of God (such as tornadoes, earthquakes, hurricanes, floods, fire or other natural catastrophe); strikes, lockouts or other industrial disturbances; war (declared or undeclared), riot, terrorist act or other civil disturbances; epidemics; or other forces, that materially and adversely affect the ability of the party to perform provided that in all events they are not within the reasonable control of the party affected thereby.

1.15. **Governing Documents** means all documents and agreements establishing or governing the operations and relations of the owners of a Business Entity, whether or not filed with any governmental authority. Governing Documents include the articles of incorporation, bylaws, and shareholder agreements of a corporation, the articles of organization and limited liability company agreement or operating agreement of a limited liability company and the certificate of partnership and partnership agreement of a partnership.

1.16. **Gross Sales** means the total revenues derived by F&E in and from the Restaurants, whether derived from the sale of food, merchandise or other items or from other sources arising out of the operation of the Restaurants (and whether derived in cash or on credit), deducting from such Gross Sales: (a) all refunds and allowances, if any; (b) any Tax which is separately stated and which F&E collects from customers and pays to any applicable local taxing authority; (c) any amounts deposited in any vending machines or pay telephones which are located in or about the Restaurants, if such vending machines and/or pay telephones are leased and not owned by F&E, in which case Gross Sales shall include only the commissions F&E receives from such machines and/or telephones; (d) gratuities or customer service charges; and (e) employee discounts for meals or related employee items up to one percent (1%) of Gross Sales.

1.17. **Indemnified Parties** means Shells, its Affiliates, and their respective officers, directors, shareholders, partners, members, agents, representatives, independent contractors, employees, successors and assigns.

1.18. **Interests** mean Ownership Interests and Asset Interests, collectively.

1.19. **Issuing Bank** means the issuing bank set forth in the Summary Pages or other bank (i) that has and maintains a net worth in excess of U.S. $1,000,000, (ii) that maintains a correspondent banking relationship with the Confirming Bank, and (iii) that has been identified to and approved by Shells.

1.20. **Letter of Credit** means an irrevocable sight draft letter of credit issued by the Issuing Bank to Shells that (i) names Shells or its designee as the beneficiary, (ii) is unconditionally confirmed by the Confirming Bank, (iii) is drafted in accordance with and governed by the UCP and incorporates the terms and provisions of the UCP by reference, (iv) provides an expiry (expiration) date not less than eleven (11) years after its date of issuance, (v) is payable in Dollars, (vi) permits both full and partial draws, and (vii) contains the other provisions as Shells requires.

1.21. **Losses and Expenses** means all compensatory, exemplary, incidental, consequential, or punitive damages (including lost profits); all fines, charges, costs, or expenses imposed by courts or other governmental authorities or by arbitrators; reasonable attorneys' fees and all arbitration or court costs, settlement amounts, or judgments relating to litigation or arbitration; compensation for damages to Shells' reputation and goodwill; costs of or resulting from F&E's delays, costs of any necessary corrective advertising material and media time/space, and costs of changing, substituting, or replacing advertising; and all expenses of recall, refunds, compensation to third parties, public notices, and other similar amounts incurred in connection with the matters for which Losses and Expenses are to be paid.

1.22. **Manuals** means Shells' standard operating procedures manual and any other bulletins, supplements, materials or manuals provided or made available to F&E by Shells, whether in hard copy or electronic format, which may be amended from time to time, as more fully described in Section 5 of the Technical Consulting and Support Services Agreement.

1.23. **Marks** means trade names, service marks and trademarks and such other insignia, slogans, emblems, symbols, designs and other identifying characteristics in use by Shells as of the Effective Date of this Agreement, including any registrations, applications or other filings to protect same and the goodwill associated therewith.

1.24. **Offer** means a bona fide written offer for the purchase of the Marks, the System, all or substantially all of a Principal's Ownership Interests in F&E and/or all or substantially all of F&E's Asset Interest in this Agreement or in the Restaurants.

1.25. **Option** means an option, exercisable within the Option Period, to purchase Interests.

1.26. **Option Period** means a period of 45 days after receipt of the Selling Notice, as described in Section 7.3.

1.27. **Ownership Interests** means (i) in relation to a corporation, the ownership of shares of stock in the corporation; (ii) in relation to a partnership, the ownership of a general or limited partnership interest; (iii) in relation to a trust, the ownership of the beneficial interest of such trust; and (iv) in relation to a limited liability company, any membership interest.

1.28. **Permanent Disability** means any physical, emotional, or mental injury, illness or incapacity that

would prevent a natural Person from performing the obligations set forth in this Agreement for at least 90 consecutive days, and from which condition recovery within 90 days from the date of determination of disability is unlikely.

1.29. **Person** means an individual or a Business Entity.

1.30. **Primary Marks** means the Marks set forth in the Summary Pages.

1.31. **Principal**, and collectively, **Principals** means the parties referred to in the Summary Pages.

1.32. **Restaurant** means a restaurant operating under the System and the Marks. **Restaurants** means more than one restaurant operating under the System and the Marks.

1.33. **Selling Notice** means notice to Shells from the Principal or F&E that an Offer has been made pursuant to Section 7.3, identifying the prospective purchaser by name and address, specifying the proposed purchase price and attaching a true and complete copy of the Offer.

1.34. **Standards** means mandatory and suggested standards, specifications, requirements and instructions for the development and operation of the Restaurants designated by Shells from time to time in the Manuals or otherwise in writing.

1.35. **System** means the distinctive system developed and operated by Shells of Restaurants that feature the sale of seafood and various other food products and beverages in an attractive, casual setting, that includes proprietary rights in certain valuable trade names, service marks and trademarks, including the service mark *Shells* and variations of such mark, designs, decor and color schemes for restaurant premises, signs, equipment, procedures and formulae for preparing food and beverage products, specifications for food and beverage products, inventory methods, operating methods, financial control concepts, training and marketing techniques, including any registrations, applications or other filings to protect same.

1.36. **Tax** means all taxes, charges, fees, levies or other assessments, including without limitation all net income, gross income, gross receipts, sales, use, ad valorem, value added, turnover, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and any political subdivision, instrumentality, agency or similar body of any taxing authority.

1.37. **Taxable Payment** means any payment under this Agreement from which F&E or any other Person is required by law to make a deduction or withholding as a result of a Tax.

1.38. **Technical Consulting and Support Services** means all initial and continuing technical and consulting services related to the System, the Marks and the development and operation of Restaurants to be provided by Shells to F&E pursuant to the Technical Consulting and Support Services Agreement.

1.39. **Technical Consulting and Support Services Agreement** means that certain agreement executed concurrent with this Agreement pursuant to which Shells will perform the Technical Consulting and Support Services.

1.40. **Technical Consulting and Support Services Term** means the period during which the Technical Consulting and Support Services Agreement will continue in effect and Shells' will perform the Technical Consulting and Support Services.

1.41. **Territory** means the geographic area described in the Summary Pages.

1.42. **Transfer** means, collectively:

(a) Any change, whether direct or indirect, in (i) the ownership of or rights in or to any Ownership Interest in F&E that would result from the act of any Principal, such as a sale, exchange, pledge or hypothecation of shares, or (ii) any interest in or rights to any of F&E's profits, revenues or assets, or any such change that would result by operation of law;

(b) Any change in the percentage of interest owned by any Principal, whether direct or indirect, in F&E, or interests in its profits, revenues or assets that would result from (i) any act of F&E such as a sale, pledge or hypothecation of any Restaurant assets; (ii) any sale or issuance of Ownership Interests; (iii) the retirement or redemption of any Ownership Interests; or (iv) any sale or grant to any Person of any right to participate in or otherwise to share or become entitled to any part of F&E's profits, revenues, assets or equity;

(c) any other voluntary, involuntary, direct or indirect sale, assignment, transfer, license, sublicense, sublease, collateral assignment, grant of a security, collateral or conditional interest, inter-vivos transfer, testamentary disposition or other disposition of any direct or indirect Ownership Interest of a Principal in F&E or revenues or income of the Restaurants, including: (i) any merger or consolidation between F&E or any Business Entity that has Control of F&E and another Business Entity, whether or not F&E is the surviving Business Entity; (ii) any transfer in, or as a result of, a divorce, insolvency, dissolution proceeding or otherwise by operation of law; and (iii) any transfer upon F&E's death or the death of any of Principals by will, declaration of or transfer in trust or under the laws of intestate succession or upon the Permanent Disability of F&E or any Principal;

(d) the voluntary, involuntary, direct or indirect sale, assignment, transfer, license, sublicense, sublease, collateral assignment, grant of a security, collateral or conditional interest, inter-vivos transfer or testamentary disposition of Asset Interests;

(e) a change in the ownership of or rights to any Ownership Interest in F&E pursuant to a public offering of F&E's securities registered under the applicable law governing the issuance to the public of securities; and

(f) a change in the ownership of or rights to any Ownership Interest in F&E pursuant to a private offering of F&E's securities exempted from governmental or other registration under such law.

1.43. **UCP** means Uniform Customs and Practices For Documentary Credits, 1993 Revision, ICC Publication No. 500.

2. PURCHASE AND ASSIGNMENT OF RESTAURANT SYSTEM

2.1. Subject to the payment of the Purchase Price in full in accordance with Section 4.1 of this Agreement, Shells does hereby sell, assign, transfer and convey to F&E, and its successors, assigns and legal representatives, all of Shells' right, title and interest in and to the Marks and the System in the Territory (and only in the Territory). F&E acknowledges and agrees that: (a) this Agreement does not sell and does not provide F&E with any right to use the Marks or the System in any manner outside of the Territory; (b) F&E will not commence operation of any Restaurant or any other business utilizing the

System or the Marks, or license another Person to commence operation of a Restaurant or any other business utilizing the System or the Marks, at any location outside of the Territory; (c) the Marks and the System are sold "as is"; (d) Shells make no express or implied representations or warranties regarding the Marks and the System; and (e) Shells has no continuing obligations with respect to the F&E's purchase and use of the Marks and System, except as otherwise reflected in this Agreement and in connection with the performance of Technical Consulting and Support Services pursuant to the Technical Consulting and Support Services Agreement.

2.2. If F&E fully and timely develops at least four Restaurants in the Territory during the three year period immediately following the Effective Date and is otherwise in substantial compliance with this Agreement and the Technical Consulting and Support Services Agreement at such time, then Shells shall promptly offer to sell, assign, transfer and convey to F&E all right, title and interest in and to the Marks and the System in Tunisia and Morocco for the purchase price of U.S. $1, and to extend the Territory under this Agreement to include Tunisia and Morocco. F&E and the Principals shall provide Shells with all such information and documentation necessary for Shells to prepare a definitive restaurant system purchase agreement and/or amendment to this Agreement, and F&E and the Principals shall promptly execute and return such definitive documentation to Shells to effect such transaction.

2.3. Shells will not commence operation of a Restaurant or any other business utilizing the System or the Marks, or license another Person to commence operation of a Restaurant or any other business utilizing the System or the Marks, at any location within the Territory at any time, but only for so long that F&E or its successors and assigns have maintained enforceable rights in the Marks and the System against third parties. However, Shells and its Affiliates may conduct (or authorize any Person to conduct) the following activities at any location or through any means, regardless of the proximity to or economic or other effect on F&E, the System, the Marks or the Restaurants developed and operated by F&E:

(a) Advertise and promote the products and services that Restaurants offer through broadcast, print or electronic media that are broadcast, delivered or otherwise transmitted into or outside of the Territory.

(b) Offer and sell any products or services (regardless of their similarity to the products and services that Restaurants offer so long such products and services are not confusingly similar) anywhere under any name or trademark other than the Marks through a restaurant or through any other means of distribution.

(c) Establish and operate a Restaurant anywhere outside the Territory, regardless of its proximity to the Territory.

(d) Host one or more websites on the Internet that advertise Restaurants and the products and services they offer and that allow potential customers to contact Restaurants throughout the world, even though a website is accessible to or viewable by Persons in the Territory.

2.5 If F&E (including any licensee) fails to develop and have open and in operation at least one Restaurant in the Territory by the third anniversary of the Effective Date (with no right to any extension or cure period related to such failure), then Shells shall have the one time right (but not the obligation) to re-purchase all right, title and interest in and to the Marks and the System for use in the Territory at a purchase price equal to the original Purchase Price minus U.S. $100,000 to be retained to compensate Shells for the lost opportunities and revenues arising from F&E's failure to timely develop and open any Restaurants in the Territory. To exercise the one time right set forth in this Section 2.5, Shells must deliver written notice to F&E on or before the 30th day following the third anniversary of the Effective

Date confirming its intent to exercise such right and the closing on such purchase shall occur promptly thereafter but in no case later than 60 days following the third anniversary of the Effective Date. Shells may exercise this right whether or not F&E (or any licensee) has a Restaurant in development on the third anniversary of the Effective Date or if F&E (or any licensee) is ready to open or has opened a Restaurant within the 30 or 60 day periods following the third anniversary of the Effective Date.

3. ACKNOWLEDGMENT REGARDING F&E'S ENGAGEMENT OF SHELLS TO PERFORM THE TECHNICAL CONSULTING AND SUPPORT SERVICES; F&E'S CONTINUING OBLIGATIONS REGARDING RESTAURANT SYSTEM PROCEDURES AND STANDARDS

3.1. Shells and F&E acknowledge and agree that F&E shall engage Shells, and Shells shall accept the engagement, to perform the Technical Consulting and Support Services for F&E pursuant to the terms and conditions of the Technical Consulting and Support Services Agreement. Shells and F&E acknowledge and agree that the parties' execution and continuing performance under the Technical Consulting and Support Services Agreement is a material inducement for both Shells and F&E to enter into this Agreement.

3.2. F&E acknowledges and agrees that (a) compliance by F&E with the Standards in conjunction with the use of the Marks provides the basis for the wide public acceptance of the System and its valuable goodwill both inside and outside the Territory; and (b) Shells is entering into this Agreement on the basis that F&E intends to substantially comply with the System and to faithfully and continuously perform, fulfill, observe and follow the Standards contained therein pursuant to the parties' execution and performance under the Technical Consulting and Support Services.

4. PURCHASE PRICE AND LETTER OF CREDIT

4.1. F&E shall pay Shells the Purchase Price in the amount and in the manner specified in the Summary Pages as consideration for the sale of the rights to the System and Marks in the Territory under this Agreement. The parties agree that F&E's ownership in the Marks and the System in the Territory will not fully vest until the Purchase Price has been paid in full. The Purchase Price is nonrefundable under any circumstances.

4.2. All payments by F&E under this Agreement shall be made to Shells or its designee in a designated bank in the United States in Dollars by wire transfer, without penalty, reduction, or offset. All amounts based on Gross Sales payable hereunder will be computed in the F&E's local currency and converted to and payable in Dollars at the rate of exchange as stated by Shells' then current primary banking institution in the United States on the date such payment is deemed to be due and payable by Shells. When calculating any other payments due under this Agreement (including interest on delinquent accounts), F&E shall use the published "end of the day" exchange rate for Dollars quoted by Shells' then current primary banking institution in effect on a date Shells designates, or such other alternative published exchange rate designated by Shells. At its election Shells may require F&E to reimburse it for certain reimbursable expenses permitted under this Agreement by paying the vendor or other provider of such services directly to the vendor.

4.3. Except as otherwise provided in this Agreement, all payments by F&E shall be paid by wire transfer to an account in the United States designated by Shells on or before the twelfth day of the month immediately following the month to which the payments relate. Any portion of the Purchase Price that is not paid when due will bear interest from and after the due dates thereof at a rate equal to the U.S. prime rate (as publicly announced in the Money Rates section of the Wall Street Journal) on the day the fees or other payments are due, plus 5%. F&E shall bear all risks of currency exchange and all costs associated with currency exchange, conversion and transmission of payments to Shells under this Agreement.

4.4. If any legal restrictions are imposed on the purchase of Dollars, the removal of Dollars from the Territory, or the transfer or credit of Dollars by F&E to Shells, such restrictions shall constitute an Adverse Change of Law and F&E shall notify Shells immediately. In such a case, Shells may direct F&E to make payment to Shells in such other currency and in such other country or jurisdiction as Shells may select. The acceptance by Shells of payment in a currency other than Dollars shall not release F&E from its obligations to make future payments in Dollars, to the extent permitted by applicable law and if, for any reason, an amount is received in a currency other than Dollars F&E's obligations under this Agreement shall be discharged only if Shells may purchase Dollars with such other currency in accordance with normal banking procedures and this Section. If the amount in Dollars which may be so purchased, after deducting any costs of exchange and any other related costs, is less than the relevant sum payable under this Agreement, F&E shall immediately pay Shells the shortfall. If F&E fails to make payments to Shells under this Agreement for 60 days or more in a currency acceptable to Shells then Shells shall have the right to terminate this Agreement immediately upon written notice to F&E

4.5. If F&E or any other Person is required under this Agreement to make a Taxable Payment:

(a) F&E shall notify Shells of any such requirement or any change in any such requirement as soon as F&E becomes aware of it;

(b) F&E shall pay any Tax before the date on which penalties attach thereto; such payment is to be made if the liability to pay is imposed on F&E for its own account, or if that liability is imposed on Shells, on behalf of and in the name of Shells;

(c) The Taxable Payment will be increased to the extent necessary to ensure that, after the deduction, withholding or payment, Shells receives on the due date a net sum equal to what it would have received if no such deduction, withholding or payment was required or made; and

(d) Within 30 days after the earlier of (i) the date of the Taxable Payment; or (ii) the due date for payment of any Tax which it is required to pay as a result of the Taxable Payment, F&E shall deliver to Shells evidence satisfactory to Shells of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority.

4.6. F&E and Principals shall obtain and maintain a Letter of Credit in the Amount set forth in the Summary Pages pursuant to the terms and conditions set forth in Section 6.6 of the Technical Consulting and Support Services Agreement, which are deemed incorporated into this Agreement. Nothing contained in this Agreement or the Technical Consulting and Support Services Agreement shall be deemed a requirement that F&E and Principals maintain two, duplicate Letters of Credit containing the terms and conditions set forth in Section 6.6 of the Technical Consulting and Support Services Agreement under this Agreement and the Technical Consulting and Support Services Agreement.

5. F&E ORGANIZATION, AUTHORITY AND FINANCIAL CONDITION AND PRINCIPALS

5.1. F&E and each Principal represent, covenant and warrant that all organizational, authorization, financial condition and other related representations, covenants and warranties set forth in Section 8 of the Technical Consulting and Support Services Agreement are true and correct, and are deemed incorporated into this Agreement. F&E and each Principal agrees to abide by the organizational, authorization, financial condition and other related representations, covenants and warranties set forth in Section 8 of the Technical Consulting and Support Services Agreement during the Technical Consulting and Support Services Term and thereafter.

6. MARKS AND SYSTEM

6.1. F&E acknowledges the sole and exclusive ownership of Shells and its Affiliates in and to the Marks and the System outside of the Territory. F&E represents, warrants and agrees that, it shall not directly or indirectly contest or aid in contesting the validity, ownership or use thereof by Shells or its Affiliates outside of the Territory or take any action whatsoever in derogation of the rights claimed herein by Shells or its Affiliates at any time.

6.2. The Primary Marks are currently the subject of one or more trademark applications in the countries in the Territory as described in the Summary Pages. Shells shall promptly execute any documents reasonably requested by F&E to transfer and assign such applications to F&E.

6.3. Nothing contained in this Agreement shall be construed to vest in F&E any right, title or interest in or to, or the right to use, any of the Marks or the System outside of the Territory, the goodwill now or hereafter associated with the Marks or the System outside of the Territory or any exclusive right in the design of any restaurant building or premises, or the decor or trade-dress of the Restaurants, other than the rights expressly sold pursuant to this Agreement. Any and all goodwill associated with or identified by any of the Marks or the System outside the Territory will inure directly and exclusively to the benefit of Shells, including, without limitation, any goodwill resulting from operation and promotion of any Restaurants outside of the Territory.

6.4. F&E shall adopt and use the Marks only in a manner expressly approved by Shells and will not use any of the Marks in connection with any statement or material that in the judgment of Shells may be in bad taste or inconsistent with Shells' public image or tend to bring disparagement, ridicule or scorn upon Shells, any of Shells' names or marks, or the goodwill associated therewith. F&E will not adopt, use or register as its corporate name (by filing a certificate or articles of incorporation or otherwise) any trade or business name, style or design that includes or is similar to any of the Marks.

6.5. Shells shall have the right to make additions to, deletions from and changes in any of the Marks and the System, or all of them at any time and from time to time and upon notice to F&E.

6.6. If F&E receives notice or is informed or learns of any unauthorized use of the Marks or the System by any third party within the Territory, F&E shall promptly notify Shells of the facts relating to such alleged infringing use. F&E shall take all actions necessary to cause the cessation of any unauthorized use of the Marks and the System within the Territory.

6.7. F&E agrees that the Restaurants shall be named "Shells," or "Shells Seafood Restaurant" without any suffix or prefix attached thereto and all signs, advertising and slogans will only bear the name "Shells," "Shells Seafood Restaurant," or such other Marks as Shells may hereafter specify. F&E shall maintain a plaque of reasonable and suitable size and design, as approved by Shells, behind the hostess station in the interior of the premises of each Restaurant, designating F&E as the owner and operator of the Restaurants, and shall use F&E's correct name on all invoices, orders, vouchers, checks, letterheads, and other similar materials, identifying the Restaurants as being independently owned and operated by F&E.

7. TRANSFER

7.1. Assignment By Shells. This Agreement, any addendum to this Agreement, and the rights herewith are fully transferable by Shells, in whole or in part, without the need for any consent of or prior notice to F&E and shall inure to the benefit of any transferee or the legal successor to Shells' interests herein; provided, however, that such transferee and successor shall expressly agree to assume Shells' obligations under this Agreement. Without limiting the foregoing, Shells may (i) assign any or all of its rights and

obligations under this Agreement to an Affiliate; (ii) except in connection with the sale, transfer and assignment set forth in Section 2.1, sell its assets, its Marks or other intellectual property, or its System outright to a third party; (iii) engage in a public offering of its securities; (iv) engage in a private placement of some or all of its securities; (v) merge, acquire other corporations, or be acquired by another corporation; or (vi) undertake a refinancing, recapitalization, leveraged buy-out or other economic or financial restructuring. Shells shall be permitted to perform such actions without liability or obligation to F&E and each Principal, who hereby expressly and specifically waive any claims, demands or damages arising from or related to any or all of the above actions (or variations thereof). Upon any such transaction, the transferee shall be solely responsible for all obligations and duties arising subsequent to such transaction, such transaction will constitute a novation, and Shells will have no further obligation to F&E or the Principals.

7.2. Assignment By F&E. F&E understands and acknowledges that Shells' sale, transfer and assignment of the Marks and the System in the Territory to F&E is based on Shells' reliance on the personal qualifications of F&E and the Principals and their stated intention to use the Marks and System to develop and operate F&E's and its Affiliates own Restaurants in the Territory. Accordingly,

(a) F&E shall cause no Transfer of the Marks, the System or this Agreement in whole or in part (whether voluntarily or by operation of applicable law), directly, indirectly or contingently, except in accordance with the provisions of this Section 7.

(b) No Transfer of any part of F&E's Asset Interest in the Marks, the System or this Agreement (directly or as grantor of a license) and no Transfer of any Ownership Interest of any Principal that would effect a change in Control of F&E will be completed during the three year period immediately following the Effective Date; provided that for the avoidance of doubt nothing contained in this Section 7 shall restrict the Principals from effecting any Transfers of Ownership Interests in F&E among themselves or their respective family members or heirs.

(c) Any purported Transfer, by operation of law or otherwise, in violation of this Agreement shall be null and void and shall constitute a material default of this Agreement, for which Shells may exercise all available remedies available to it under this Agreement or applicable law.

7.3. Right of First Refusal. If at any time F&E or any Principal receives an Offer the acceptance of which would effect a Transfer of (i) Control of F&E, or (ii) all or substantially all of the Marks or the System in accordance with Section 7.2, the following shall apply:

(a) The Principal or F&E, as the case may be, will give the Selling Notice to Shells. Delivery of the Selling Notice will not be deemed received for purposes of starting the Option Period until Principal or F&E has delivered to Shells an Asset Purchase Agreement or other similar agreement, signed by F&E or Principals, as applicable, and the proposed transferee, documenting in full the terms of the proposed sale, and provided such other information and documentation requested by Shells to consider the Option.

(b) Shells will have the Option to purchase such Ownership Interests or Asset Interests at the price and on the conditions set forth in the Offer, except that Shells will not be obligated to pay any finder's or broker's fee, and if the Offer provides for payment of consideration other than cash, or if the Offer involves certain intangible benefits, Shells may elect to purchase such Ownership Interests or Asset Interests by offering a reasonable cash substitute for the non-cash part of the Offer, including securities of Shells.

(c) The Option will be exercisable by Shells delivering to the Principals or F&E, as the case may be, within the Option Period, a notice (i) stating that the Option is being exercised, and (ii) specifying the time, date and place at which such purchase and sale will take place, which date will be within 60 days after Shells delivers such notice. Notwithstanding the foregoing, the Option Period and/or the time and date when such purchase will take place may be delayed by Shells if (i) F&E or the Principals have failed to timely provide Shells all requested information and documentation regarding the Offer, (ii) the nature of the Offer necessitates due diligence that cannot reasonably be conducted within the 60 day period or (iii) if delay is required to obtain any licenses, permits or other approvals from any governmental authority, whether foreign, federal, state, provincial, municipal, local or other, to operate the Restaurants in accordance with the System, and/or to consummate the sale to Shells, so long as Shells is diligently pursuing the closing of the transaction.

(d) If the Option is not exercised, the Principal or F&E, as the case may be, may sell the Ownership Interests or the Asset Interests to the Person that made the Offer, on conditions no more favorable to the third-party offeror than those set forth in the Offer, provided that that such sale takes place within 60 days after the expiration of the Option Period unless otherwise permitted by Shells. **In all cases, upon the closing of any such sale, Shells shall have the unilateral right to terminate this Agreement and cease to perform Technical Consulting and Support Services under the Technical Consulting and Support Services Agreement immediately upon notice to F&E and such third party who made the Offer, it being acknowledged and agreed by F&E and the Principals that Shells shall only be required to perform the Technical Consulting and Support Services for F&E and the Principals pursuant to the Technical Consulting and Support Services Agreement, and shall have no obligation to continue to perform the Technical Consulting and Support Services pursuant to the Technical Consulting and Support Services Agreement if F&E or any Principal completes a Transfer of the Marks, the System or this Agreement contemplated by this Section 7.**

(e) If the Option is not exercised, the Principal or F&E, as the case may be, will immediately notify Shells in writing of any change in the terms of an Offer. Any material change in the terms of an Offer will cause it to be deemed a new Offer, conferring upon Shells a new Option pursuant to this Section 7.3. The Option Period with respect to the new Option will be deemed to commence on the day that Shells receives written notice of a material change in the terms of the original Offer.

(f) Any and all encumbrances, liens, assessments, levies, charges, surcharges, demands for payment, Tax or any other liabilities imposed on Shells on or as a result of any payment due to or paid to Shells under this Agreement, by any taxing authority or any political subdivision, instrumentality, agency or other body of any governmental or taxing authority must be promptly paid by F&E. F&E may dispute, at its sole expense, such liabilities, provided that F&E, in the sole opinion of Shells, validly and in good faith pursues a resolution of such liability and has taken such steps and provided such security to assure payment and protect Shells as is agreed to by Shells, including, at a minimum, the reservation of sufficient sums to pay such liabilities.

(g) Shells shall have the right to assign all of the rights and options granted to Shells in this Section 7.3 to any affiliated or unaffiliated Person or entity. For purposes of complying with this Section 7.3, an assignee will be obligated to fulfill all obligations and conditions precedent imposed upon Shells, to the same extent as if the assignee were Shells.

7.4. Offering of Shares. F&E and the Principals shall be permitted to conduct public or private offerings of shares in F&E or their respective Affiliates so long as F&E and the Principals materially comply with the below requirements in connection with any such public or private offering:

(a) Submit to Shells a copy of the proposed prospectus together with a legal opinion from counsel satisfactory to Shells stating (*a*) that the prospectus and the conduct of the public or private offering comply in all material respects with the laws of each country from which an offer of securities originates or into which an offer of securities is directed, and (*b*) that neither the conduct nor consummation of the public or private offering will result in a violation of any law, rule or regulation referenced in Section 8 of the Technical Consulting and Services Agreement and all other supporting and related materials and releases, at least 45 days before the date on which the prospectus is first scheduled to be issued to a potential investor. Shells' review of any offering or prospectus shall be limited to the description of the relationship between F&E and Shells and F&E's rights to and use of the Marks and the System inside and outside of the Territory, although Shells may note and require that F&E address any deficiency in the prospectus that Shells and its legal counsel detect. Any approval by Shells shall not constitute an endorsement or ratification of the offering or the prospectus, either express or implied.

(b) Fully and unconditionally indemnify and hold harmless Shells and its Affiliates in connection with the prospectus and the offering it describes.

(c) State clearly in the prospectus and all supporting and related materials and releases that Shells and its Affiliates are not in any way participating in or endorsing the offering the prospectus describes and obtain Shells' approval of such statement.

(d) Pay the attorneys' fees and costs that Shells incurs in connection with its review of the prospectus.

(e) Comply with all applicable securities and related laws and regulations that apply to the offering.

8. CONFIDENTIALITY; RESTRICTIONS

8.1. F&E and the Principals acknowledge that they are purchasing Confidential Information related to the System pursuant to this Agreement and will receive certain supplements and updates to the Confidential Information from time to time pursuant to the Technical Consulting and Support Services Agreement. They further acknowledge that this information, that includes, but is not necessarily limited to, that contained in the Manuals, is not generally known in the industry and is beyond their own present skills and experience and that to develop it themselves would be expensive, time consuming and difficult. F&E and the Principals also further acknowledge that Shells' information provides a competitive advantage and will be valuable to F&E in the development and operation of their business, and that gaining access to it is therefore a primary reason why it is entering into this Agreement and the Technical Consulting and Support Services Agreement. In consideration of Shells' initial and continuing disclosure to F&E of Confidential Information, F&E and the Principals agree that, during the Technical Consulting and Support Services Term contained in the Technical Consulting and Support Services Agreement, F&E and each Principal, for so long as such Principal has an Ownership Interest in F&E, may not without the prior written consent of Shells directly or indirectly engage in, or acquire any financial or beneficial interest (including any interest in any Business Entity) in, manage, advise, help, become employed by or an independent contractor of, or

guarantee loans or make loans to, any restaurant business whose menu or method of operation is substantially similar to that employed by Restaurants within the System and that is located:

(a) within the Territory;

(b) within a 10 kilometer radius of any Restaurant in existence at the time F&E or Principal commence engaging in an activity described in this Section 8.1;

(c) within any geographic area for which an active, currently binding territorial or development agreement has been granted by Shells to a franchisee or licensee with respect to the development of Restaurants; or

(d) in any jurisdiction where Shells or its Affiliates are using the Marks, have registered the Marks or have filed an application to register the Marks as of the time F&E or Principal commence engaging in an activity described in this Section 8.1.

For purposes of this Section 8.1 and Section 8.2 below, a restaurant business whose means or method of operation is substantially similar to that employed by Restaurants within the System will include, but not be limited to, any restaurant business whose means or method of operation is substantially similar to that employed by Restaurants within the System and that sells seafood or derives more than 25% of its total sales from sit down seafood items. The restrictions contained in Sections 8.1 and 8.2 above will not apply to ownership of less than 2% of the shares of a company whose shares are listed and traded on a national securities exchange if such shares are owned for investment only. The parties agree that the term of the covenant not to compete contained in Sections 8.1 and 8.2 will be extended by an amount equal to the duration of any breach of such covenant.

8.2. F&E, for two years following the termination of the Technical Consulting and Support Services Agreement, or Principal, for two years following the termination of all of his or her (i) Ownership Interests in F&E; or (ii) the termination of the Technical Consulting and Support Services Agreement, whichever is first, may not directly or indirectly engage in or acquire any financial or beneficial interest (including any interest in any Business Entity) in, manage, advise, help, become employed by or an independent contractor to, or guarantee loans or make loans to, any restaurant business whose means or method of operation is substantially similar to that employed by Restaurants within the System and that is located:

(i) within the Territory;

(ii) within a 10 kilometer radius of any Restaurant operating under the System in existence at the time F&E or Principal commence engaging in an activity described in Section 8.2 above;

(iii) within any geographic area for which an active, currently binding territorial or development agreement has been granted by Shells to a franchisee or licensee with respect to the development of Restaurants as of the date of termination; or

(iv) in any jurisdiction where Shells or its Affiliates are using the Marks, have registered the Marks or have filed an application to register the Marks as of the time F&E or Principal commences engaging in an activity described in this Section 8.2.

8.3. F&E and Principal(s) will not at any time during the Technical Consulting and Support Services Term set forth in the Technical Consulting and Support Services Agreement or thereafter:

(a) Appropriate or use the Confidential Information in a business that is not within the System; or

(b) Communicate or divulge to, or use for the benefit of, any other Person any Confidential Information, other than to F&E's employees solely as an incident of and as necessary to their training and employment. Prior to disclosing or providing any Confidential Information, including the Manuals, to any of F&E's employees, F&E shall cause such employees to execute a written agreement reasonably acceptable to Shells that obligates such employees to maintain the confidentiality of the Confidential Information.

8.4. During the Technical Consulting and Support Services Term set forth in the Technical Consulting and Support Services Agreement and for one (1) year following the expiration or termination of the Technical Consulting and Support Services Agreement and each Transfer thereof, F&E and each Principal shall not, without the prior written consent of Shells, directly or indirectly: (a) employ or attempt to employ any person who at that time is employed by Shells, an Affiliate of Shells, or any other franchisee or licensee of Shells, including, without limitation, any general manager or assistant manager; (b) employ or attempt to employ any person who within six (6) months prior thereto had been employed by Shells, an Affiliate of Shells, or any other franchisee or licensee of Shells; or (c) induce or attempt to induce any person to leave his or her employment with Shells, an Affiliate of Shells, or any franchisee or licensee of Shells.

8.5. Failure by Shells to enforce provisions comparable to this Section 8 in agreements with other assignees or licensees of Restaurants outside the Territory will not be deemed to be a violation of this Section or a default of this Agreement.

8.6. F&E and Principal(s) agree that the provisions of this Section 8 are and have been a primary inducement to Shells to enter into this Agreement. Shells would be irreparably injured, could not be adequately compensated in damages and would be without adequate remedy at law in the event of a breach of this Agreement. In the event of a breach or a threatened or attempted breach, Shells will be entitled to a preliminary or permanent injunction and an order for specific performance of the terms of this Agreement under applicable law, including the entry of temporary and permanent injunctions and orders of specific performance enforcing the provisions of this Agreement with respect to the Marks and the System including the Confidential Information and any act or omission to act by F&E, the Principals or F&E's employees under the applicable law that: (a) constitutes a violation of any legal requirement under such law; or (b) may impair the goodwill associated with the Marks or the System. Shells may initiate any such action for injunctive relief in any competent court of jurisdiction or before the Trademark Office in the Territory under applicable laws, without the necessity of showing actual or threatened damage and without being required to furnish a bond or other security. Such action will not preclude Shells from seeking any other remedies that it may have hereunder or at law or in equity including the right to terminate this Agreement and the right to obtain non-compliance damages as described in Section 12.10.

8.7. The provisions of this Section 8 will be deemed to be modified or limited to such extent or in such manner as necessary for such provisions to be valid and enforceable to the greatest extent possible if any court or other tribunal having jurisdiction to determine the validity or enforceability of this Section determines that it would be invalid or unenforceable as written.

9. RELATIONSHIP OF PARTIES AND INDEMNIFICATION

9.1. F&E is not, and shall not represent or hold itself out as an agent, legal representative, joint venturer, partner, employee or servant of Shells for any purpose whatsoever. F&E is an independent contractor and is not authorized to make any contract, agreement, warranty or representation on behalf of Shells or to

create any express or implied obligation on behalf of Shells. F&E agrees that Shells does not have any fiduciary obligation to F&E.

9.2. F&E and the Principals acknowledge and agree that the Agency Laws and any other successor law, rule or regulation addressing agency relationships shall not at any time apply to this Agreement or to the relationship established herein and that Shells would not have entered into this Agreement if the Agency Laws and/or any other successor law, rule or regulation addressing agency relationships were applicable to this relationship. Without limiting the foregoing, in consideration of the rights granted herein: (i) F&E and the Principals hereby agree to release and waive any rights of F&E and the Principals and any obligations of Shells, if any, under the Agency Laws and/or any other successor law, rule or regulation addressing agency relationships, including the payment of any compensation to F&E and the Principals upon the expiration or earlier termination of this Agreement and shall defend and indemnify the Indemnified Parties with respect thereto; (ii) F&E represents, warrants, and covenants that neither it, any Principal, nor any Affiliate or any principals thereof shall attempt to register under, bring or attempt to bring an action under the Agency Laws and any other successor law, rule or regulation addressing agency relationships in any court, arbitration proceeding or before any other tribunal; and (iii) F&E and the Principals acknowledge and agree that any attempt to register under, bring or attempt to bring an action under the Agency Laws and any other successor law, rule or regulation addressing agency relationships shall be an event of default under this Agreement, and any other agreements between Shells and F&E and their respective Affiliates. F&E and the Principals agree to take any actions required by Shells to give effect to this Section 9.2.

9.3. F&E and Principals, jointly and severally, shall, at all times and to the fullest extent permitted by law, indemnify the Indemnified Parties from and defend them against all Losses and Expenses of any of the Indemnified Parties that arise out of or are based upon any of the following:

(a) The operation or condition of any part of the Restaurants, the conduct of business at the Restaurants and any acts or omissions of F&E or F&E's Affiliates, employees, agents, contractors or licensees.

(b) The infringement, alleged infringement, or any other violation or alleged violation by F&E or any of the Principals of any patent, trademark, copyright, or other proprietary right owned or controlled by third parties unless, and to the extent that, the Action is based upon or arises from F&E's authorized use of the Marks in compliance with the terms of this Agreement.

(c) The violation or breach by F&E or any of the Principals of any law, regulation, ruling or industry standard including but not limited to any national and municipal laws governing the generation, use or disposal of hazardous waste or hazardous materials and any and all other laws designed to protect the environment.

(d) F&E's failure to obtain and maintain the types and amount of insurance coverage set forth in the Summary Pages in the Technical Consulting and Services Agreement.

(e) Libel, slander, or any other form of defamation of the Indemnified Parties, the System or any other owner or licensee by F&E or any of the Principals.

(f) The violation or breach by F&E, or any of its Affiliates, Principals or licensees, of any warranty, representation, agreement or obligation in this Agreement or other agreement between F&E or its Affiliates and one or more of the Indemnified Parties.

(g) Acts, errors, or omissions of F&E, or any of its Affiliates, Principals or licensees in connection with the establishment and operation of the Restaurants.

(h) Any and all encumbrances, liens, assessments, levies, charges, surcharges, demands for payment, Tax or any other liabilities imposed on Shells or on or as a result of any payment due to or paid to Shells under this Agreement, by any taxing authority or any political subdivision, instrumentality, agency or other body of any governmental or taxing authority.

9.4. F&E and each of the Principals agrees to give Shells immediate notice of any Action subject to indemnification under Section 9.3. At the expense and risk of F&E and each of the Principals, Shells may elect to control (but under no circumstance is obligated to undertake), and associate counsel of its own choosing with respect to, the defense and/or settlement of any such Action. Such an undertaking by Shells will, in no manner or form, diminish the obligation of F&E and each of the Principals to indemnify the Indemnified Parties and to hold them harmless.

(a) In order to protect persons or property or the reputation or goodwill of itself or others, Shells may, at any time and without notice, as it deems appropriate, consent or agree to settlements or take such other remedial or corrective action as it deems expedient with respect to the Action if, in Shells' judgment, there are grounds to believe that:

(i) Any of the acts or circumstances enumerated in Section 9.3 has occurred; or

(ii) Any act, error or omission as described in Section 9.3 may result directly or indirectly in damage, injury or harm to any Person or any property.

(b) All Losses and Expenses incurred under this Section 9 will be chargeable to and paid by F&E or any of the Principals pursuant and subject to their respective obligations of indemnity under Section 9.3, regardless of any action, activity, or defense undertaken by Shells or the subsequent success or failure of that action, activity, or defense.

9.5. THE INDEMNIFIED PARTIES DO NOT ASSUME ANY LIABILITY WHATSOEVER FOR ACTS, ERRORS, OR OMISSIONS OF THOSE WITH WHOM F&E, ANY OF ITS AFFILIATES OR ANY OF THE PRINCIPALS, MAY CONTRACT. F&E AND EACH OF THE PRINCIPALS WILL HOLD HARMLESS AND INDEMNIFY THE INDEMNIFIED PARTIES FROM ALL LOSSES AND EXPENSES THAT MAY ARISE OUT OF ANY ACTS, ERRORS, OR OMISSIONS OF F&E, ITS AFFILIATES AND PRINCIPALS AND ANY SUCH THIRD PARTIES, WITHOUT LIMITATION AND WITHOUT REGARD TO THE CAUSE OR CAUSES OF THE ACTS, ERRORS OR OMISSIONS OR THE NEGLIGENCE (WHETHER THAT NEGLIGENCE IS SOLE, JOINT, OR CONCURRENT, AND WHETHER ACTIVE OR PASSIVE) OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES OR ANY OTHER PARTY OR PARTIES ARISING IN CONNECTION THEREWITH, IN CONNECTION WITH THE ESTABLISHMENT AND OPERATION OF THE RESTAURANT, INCLUDING, BUT NOT LIMITED TO, ANY ACTS, ERRORS OR OMISSIONS OF ANY OF THE FOREGOING IN THE OPERATION OF ANY MOTOR VEHICLE, IN THE ESTABLISHMENT OR IMPLEMENTATION OF SECURITY FOR THE RESTAURANT, IN THE USE OF ANY INTERNET SITE OR INTRANET NETWORK DEVELOPED BY FRANCHISOR, ACTS OF ANY THIRD PARTIES, OR ACTS OR CLAIMS ARISING FROM THIS AGREEMENT.

9.6. F&E and the Principals expressly agree that the provisions of this Section 9 will survive the termination, expiration, or transfer of this Agreement, any Ownership Interest in F&E or any Asset Interest.

10. SEVERABILITY

10.1. If any part of this Agreement for any reason is declared invalid, unenforceable or impaired in any way, the remaining portions will remain in full force and effect as if the Agreement had been executed with the invalid portion eliminated. It is hereby declared to be the intention of the parties that they would have executed the remaining portion of this Agreement without including therein any such portions that might be declared invalid. If any clause or provision in this Agreement would be deemed invalid or unenforceable as written, it will be deemed modified or limited to such extent or in such manner as may be necessary to render the clause or provision valid and enforceable to the greatest extent possible in light of the interest of the parties.

11. NO WAIVER OF DEFAULT

11.1. The waiver by any party to this Agreement of any breach or default, or series of breaches or defaults, of any term, covenant or condition in this Agreement or of any same or similar term, covenant or condition contained in any agreement between Shells and F&E shall not be deemed a waiver of any subsequent or continuing breach or default of the same or any other term, covenant or condition contained in this Agreement or in any other agreement between Shells and F&E or their respective Affiliates. No waiver of any provision of the Agreement by F&E will be effective unless it is in writing and signed by Shells.

11.2. All rights and remedies of the parties hereto will be cumulative and not alternative, in addition to and not exclusive of, any other rights or remedies that are provided for herein or that may be available at law or in equity in case of any breach, failure or default or threatened breach, failure or default of any term, provision or condition of this Agreement. The rights and remedies of the parties hereto will be continuing and will not be exhausted by any one or more uses thereof and may be exercised at any time or from time to time as often as may be expedient. Any option or election to enforce any such right or remedy may be exercised or taken at any time and from time to time. The expiration or earlier termination of this Agreement will not discharge or release F&E and any Principals from any liability or obligation then accrued or any liability or obligation continuing beyond or arising out of the expiration or earlier termination of this Agreement.

12. GOVERNING LAW, DISPUTE RESOLUTION AND REMEDIES

12.1. Governing Law. This Agreement, and the rights and obligations of the parties under this Agreement shall be governed by and interpreted in accordance with the laws of the State of Florida, U.S.A., without reference to its conflict of law provisions. This agreement to arbitrate and, to the extent applicable, the enforcement of any award rendered pursuant to it shall also be governed by the Convention on the Recognition and Enforcement of Foreign Arbitral Awards, 9 U.S.C. §§ 201 et seq.

12.2. Submission of Disputes to Arbitration. Any controversy or claim arising out of or relating to this Agreement and related agreements (including the Technical Consulting and Support Services Agreement) or the breach thereof (collectively, the "Dispute"), shall be finally determined by binding arbitration administered by the International Centre for Dispute Resolution in accordance with its international arbitration rules.

(a) Number of Arbitrators. The number of arbitrators shall be (i) one if the amount in controversy in the Dispute is less than U.S. $1,000,000.00 or (ii) three if the amount in controversy in the Dispute is over U.S. $1,000,000.00.

(b) Method of Appointment of the Arbitrators.

(i) If the arbitration is to be conducted by a sole arbitrator, then the arbitrator shall be jointly selected by the parties to the Dispute. If the parties to the Dispute fail to agree upon the arbitrator within thirty (30) days after the commencement of the arbitration, then the Administrator shall appoint the arbitrator.

(ii) If the arbitration is to be conducted by three arbitrators and there are only two parties to the Dispute, then each party to the Dispute shall appoint one arbitrator within thirty (30) days of the commencement of the arbitration, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two party-appointed arbitrators have been appointed by the parties to the dispute. The presiding arbitrator shall not be of the same nationality as that of either of the parties. If a party to the Dispute fails to appoint its party-appointed arbitrator or if the two party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the administrator shall appoint the remainder of the three arbitrators not yet appointed.

(iii) If the arbitration is to be conducted by three arbitrators and there are more than two parties to the Dispute, then within thirty (30) days of the commencement of the arbitration, all claimants shall jointly appoint one arbitrator and all respondents shall jointly appoint one arbitrator, and the two arbitrators so appointed shall select the presiding arbitrator within thirty (30) days after the latter of the two arbitrators has been appointed by the parties to the Dispute. If either all claimants or all respondents fail to make a joint appointment of an arbitrator of if the party-appointed arbitrators cannot reach an agreement on the presiding arbitrator within the applicable time period, then the administrator shall appoint the remainder of the three arbitrators not yet appointed.

(iv) Place of Arbitration. The place of arbitration shall be Tampa, Florida, U.S.A.

(v) Language of the Arbitration. The language of the arbitration shall be American Style English.

(vi) Consolidation. If the parties initiate multiple arbitration proceedings (including under this Agreement, the Technical Consulting and Support Services Agreement or any other agreement between the parties), the subject matters of which are related by common questions of law or fact and which could result in conflicting awards or obligations, then all such proceedings, at the option of and in the sole discretion of the Shells, may be consolidated into a single arbitral proceeding.

(vii) Depositions. At the request of a party, the arbitrator(s) shall have the discretion to order examination by deposition of witnesses to the extent the arbitrator(s) deems such necessary or appropriate. Depositions shall be limited to a maximum of three per party and shall be held within thirty (30) days of the arbitrator(s)' order. Additional depositions may be scheduled only with the permission of the arbitrator(s) or the presiding arbitrator, and only for good cause shown. Each deposition shall be limited to a maximum of one day's duration. All objections are reserved for the arbitration hearing except for objections based upon privilege and proprietary or Confidential Information.

(viii) Arbitrator(s)' Granting of Interim or Final Relief. Except as provided below and without limiting the noncompliance remedies available pursuant to Section 12.10 below, the arbitrators shall have the authority to award any interim or final remedy or relief that a court of competent jurisdiction in the State of Florida, U.S.A. could order or grant, including, without limitation, specific performance of any obligation created under this Agreement, the issuance of an injunction, or the imposition of sanctions for abuse or frustration of the arbitration process. Among other remedies, the arbitrator(s) will have authority to award liquidated damages as agreed by the parties and interest, but the arbitrators will have no authority to award punitive, exemplary, treble, incidental, indirect, special, consequential or other similar damages unless otherwise permitted in this Agreement (whether such damages may be available under applicable law).

(ix) Entry of Judgment. Any arbitration award shall be final and binding and shall be paid within thirty (30) days of the issuance of the arbitrator(s)' award. Any judgment upon an award rendered by the arbitrator(s) may be entered in and enforced by any court having jurisdiction thereof.

(x) Arbitation Costs and Attorneys' Fees. The arbitration costs and attorneys' fees for the party which principally prevails shall be paid by the party which does not principally prevail in the arbitration. In the event that a party to this Agreement fails to comply with the provisions of this Section 12, or with an order, award or determination of the arbitrator(s), then such noncomplying party shall be liable for all costs and expenses, including court costs and attorneys fees, incurred by a prevailing party in its effort to obtain either an order to compel, or recognition or enforcement of an award, from the arbitral panel or from a court of competent jurisdiction.

(xi) Confidentiality. Except as necessary to obtain interim or provisional relief, to enforce any arbitration award or order or to comply with any franchise-specific disclosure obligation, neither party nor the arbitrator(s) may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties.

(xii) Award. Any award will be made in Dollars, free of any tax, penalty or other deduction. The award will include interest, as determined by the arbitral award, from the date of any default or other breach of this agreement until the award is paid in full.

12.3. Interim or Provisional Relief and Enforcement. Notwithstanding the above, Shells may elect to apply to any court of competent jurisdiction to enforce any arbitration order or award or to seek interim or provisional injunctive, equitable or other extraordinary relief or its equivalent with respect to any matters contemplated by this Agreement, including, but not limited to, matters involving impermissible competition or alleged misuse of the Marks or Confidential Information prior to or after the termination or expiration of this Agreement. The parties agree that seeking and obtaining such interim or preliminary relief shall not waive the right to arbitration.

12.4. Consent to Jurisdiction and Service of Process. With respect to all suits, actions or other legal proceedings relating to interim or provisional relief as provided in Section 12.3 or to recognition, enforcement or collection of any award issued by the arbitrator(s), each of the parties submits to the non-exclusive jurisdiction of the courts of competent jurisdiction in the State of Florida, U.S.A. and of the courts

of competent jurisdiction in which F&E's corporate office or the Restaurants are located, and waives and agrees not to assert by way of motion, defense or otherwise, any claims that it is not subject to the jurisdiction of the courts of competent jurisdiction in the State of Florida, U.S.A. and of the courts of competent jurisdiction in which F&E's corporate office or the Restaurants are located, that such suit is brought in an inconvenient forum or that the venue of the suit is improper. Each of the parties also consents to the service of any process, summons, pleadings, notice or other papers in the manner permitted by the notice provisions of section 16.1 hereof.

12.5. No Class Action. The parties agree that any actions related to a Dispute shall be conducted on an individual basis, and not as part of a common, consolidated or class action.

12.6. Claims Not a Defense; Arbitration Affect on Performance. F&E and each Principal each expressly agree that the existence of any claims it may have against Shells or its Affiliates, whether or not arising from this Agreement, will not constitute a defense to the enforcement by Shells of any of the rights under this Agreement. Further, a notice of, or request for, arbitration will not operate to stay, postpone or rescind the effectiveness of any demand for performance or notice of termination.

12.7. Business Judgment Rule. F&E, the Principals, and Shells acknowledge that various provisions of this Agreement specify certain matters that are within the discretion or judgment of Shells or are otherwise to be determined unilaterally by Shells. If the exercise of Shells' discretion or judgment as to any such matter is subsequently challenged, the parties expressly direct the arbitrator(s) or other trier of fact that Shells' reliance on a business reason in the exercise of its discretion or judgment is to be viewed as a reasonable and proper exercise of such discretion or judgment, without regard to whether other reasons for its decision may exist and without regard to whether the trier of fact would independently accord the same weight to the business reason.

12.8. LIMITATION OF CLAIMS. EXCEPT WITH REGARD TO F&E'S OBLIGATIONS TO MAKE PAYMENTS TO SHELLS PURSUANT TO THIS AGREEMENT AND NOTWITHSTANDING ANY OTHER APPLICABLE STATUTE OF LIMITATIONS UNDER APPLICABLE LAW, ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATIONSHIP AMONG F&E AND THE PRINCIPALS AND SHELLS AND ITS AFFILIATES ARISING OUT OF, FROM OR RELATED TO THIS AGREEMENT SHALL BE BARRED UNLESS AN ACTION, PROCEEDING, OR ARBITRATION IS COMMENCED WITHIN TWO (2) YEARS FROM THE DATE THE CAUSE OF ACTION ACCRUES.

12.9. WAIVER OF DAMAGES. TO THE FULLEST EXTENT PERMITTED BY LAW, SHELLS, F&E AND THE PRINCIPALS WAIVES ANY RIGHT TO OR CLAIM OF ANY PUNITIVE, EXEMPLARY, TREBLE, INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES (WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER FLORIDA LAW, U.S. LAW, OR ANY OTHER LAWS) AGAINST SHELLS, F&E, THE PRINCIPALS, THEIR RESPECTIVE AFFILIATES AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, AGENTS, REPRESENTATIVES, INDEPENDENT CONTRACTORS, SERVANTS AND EMPLOYEES, IN THEIR CORPORATE AND INDIVIDUAL CAPACITIES, ARISING OUT OF ANY CAUSE WHATSOEVER (WHETHER SUCH CAUSE BE BASED IN CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT, STATUTORY OR OTHERWISE); PROVIDED THAT SUCH WAIVER SHALL NOT APPLY TO ANY CLAIM (A) BY SHELLS FOR NONCOMPLIANCE DAMAGES UNDER THIS AGREEMENT (INCLUDING BY SHELLS FOR LOST PROFITS UPON OR ARISING OUT OF THE PREMATURE TERMINATION OF THIS AGREEMENT); AND/OR (B) BY ANY PARTY FOR ATTORNEYS' FEES OR COSTS AND EXPENSES UNDER THIS AGREEMENT. SHELLS, F&E AND THE PRINCIPALS AGREE THAT IN THE EVENT OF A DISPUTE, SHELLS, F&E, THE PRINCIPALS AND THEIR RESPECTIVE AFFILIATES SHALL BE LIMITED TO THE

RECOVERY OF ANY DIRECT OR GENERAL DAMAGES SUSTAINED BY THEM, RESPECTIVELY. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, IF ANY OTHER TERM OF THIS AGREEMENT IS FOUND OR DETERMINED TO BE UNCONSCIONABLE OR UNENFORCEABLE FOR ANY REASON, THE FOREGOING PROVISIONS OF WAIVER BY AGREEMENT OF PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT, SPECIAL, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES SHALL CONTINUE IN FULL FORCE AND EFFECT.

12.10. Non Compliance Damages. Without limiting Shells' rights to seek any remedy or relief available to it under this Agreement, and under applicable law or equitable principles:

(a) In consideration of the specialized training and Confidential Information provided under this Agreement and the value of the System, and due to the difficulty of establishing the precise amount of damages for breach of (a) the transfer obligations set forth in Section 7; (b) the non-competition obligations set forth in Sections 8.1 and 8.2, (c) the confidentiality obligations set forth in Section 8.3; and/or (d) the employee non-solicitation obligations set forth in Section 8.4, the parties agree that for any breach of the obligations undertaken by F&E and the Principals in Sections 7, 8.1, 8.2, 8.3 and/or 8.4, in addition to the other remedies provided for in this Agreement or otherwise available to Shells, F&E and the Principals who commit such breach shall jointly and severally pay to Shells as monetary damages, based on a reasonable estimate of the probable damages that Shells would suffer resulting from such breaches, and not as a penalty, an amount equal to the applicable non-compliance damages as set forth in the Summary Pages for each violation.

(b) If, as a result of any other default or breach by F&E or a Principal this Agreement is terminated prior to the natural expiration of the Term, the damages that Shells would suffer for the loss of goodwill associated with the misuse of the Marks and System and the loss of prospective fees and other amounts payable to or for Shells in this Agreement would be difficult if not impossible to ascertain, such that F&E agrees to pay non-compliance damages based on a reasonable estimate of the probable damages that Shells would suffer in the form of lost fees and other amounts payable hereunder, and not as a penalty, in an amount set forth in the Summary Pages.

(c) The agreements regarding the payment of noncompliance damages set forth in this Section 12.10. are not an election of remedies and Shells may pursue all other remedies available to it under this Agreement and applicable law.

(d) If directed by Shells, all such payments to Shells will be made to Shells in the United States, in Dollars, without penalty or reduction, and such amounts may be collected by Shells from the Letter of Credit. All amounts based upon Gross Sales payable to Shells hereunder will be computed in accordance with the provisions of this Agreement governing conversion of currency and Shells shall have such rights and remedies regarding receipt of payment in Dollars as set forth in this Agreement.

(e) For the avoidance of doubt, Shells shall be permitted to seek non-compliance damages under this Agreement and/or the Technical Consulting and Support Services Agreement, but in no case shall Shells be entitled to double recovery under both this Agreement and the Technical Consulting and Support Services Agreement.

13. LANGUAGE

13.1 This Agreement and its exhibits shall be executed in English only. F&E shall not translate or allow any translation, in whole or in part, of this Agreement, including any attachments or documents related to the agreements, without Shells' prior written consent, and F&E shall not attempt to have this Agreement or any related documents notarized or otherwise authenticated without Shells' prior written consent. F&E shall be solely responsible for the cost of any approved translation of this Agreement, the Manuals or any other written procedures, policies, manuals, recipes and all costs that may be incurred by Shells to review translated material. Notwithstanding, if any translation of this Agreement is required by any court, arbitration panel or other tribunal, Shells will appoint a translator to make the translation, and Shells and F&E shall share equally the costs and expenses associated with the translation. If this Agreement or the Manual is translated into any language other than English, and any dispute or question of interpretation arises concerning this Agreement or the Manual, the provisions of the English version(s) shall control.

14. GOVERNMENT APPROVAL

14.1. F&E shall make no attempt to obtain any approval, registration or recordation of this Agreement without Shells' prior written consent; however, Shells shall execute documents reasonably requested by F&E to enable F&E to register its title to the Marks and the System in the Territory as necessary to perfect its right, title and interest thereto. Shells and F&E agree to cooperate with each other in connection with any dealings with governmental authorities relating to this Agreement. F&E will not submit any information to governmental authorities with respect to this Agreement without Shells' prior approval; provided that the foregoing restriction will not apply if formal or informal proceedings are instituted against a party or if a dispute between the parties is submitted to any court or tribunal having jurisdiction over such matters. F&E shall bear the expense, either directly or through reimbursement to Shells, of obtaining approval of, and/or registering or recording this Agreement and any amendment with the appropriate governmental authorities (including all legal and other professional expenses) that are consented to by Shells.

15. FORCE MAJEURE

15.1. Shells and F&E, respectively, shall be relieved of their continuing obligations under this Agreement to the extent the parties are respectively prevented, hindered or delayed in such performance during the period of Force Majeure, if the reason for Force Majeure cannot be overcome by use of normal commercial measures. The party whose performance is affected by Force Majeure will give prompt notice of such Force Majeure to the other party by telephone, email or facsimile (in each case to be confirmed in writing sent by expedited courier per Section 16.1), setting forth the nature of the event and an estimate as to its duration and will be liable for failure to give such timely notice only to the extent of damage actually caused. Notwithstanding the forgoing, in no event will the extension of time permitted by this Section 15.1 exceed 180 days after the occurrence of the Force Majeure.

16. MISCELLANEOUS

16.1. All notices, approvals and other communications required or permitted to be given hereunder must be given in writing and will be deemed given when delivered personally or delivered by expedited delivery service or sent via email or facsimile (provided the transmission is confirmed in writing as described below) addressed to the recipient at the address set forth on the Summary Pages unless that party has given prior written notice of a change of address to the sending party in which event the new address so specified will

be used. Any change of address will be effected by giving fifteen days written notice of such change to the other parties to this Agreement.

16.2. Any notices sent by personal delivery will be deemed given upon receipt. Any notice sent by expedited delivery service will be deemed given three Business Days after the time of mailing. Any notice sent by email or facsimile will be deemed given upon transmission provided that the transmission is confirmed in writing sent by expedited courier and sent to recipient within three Business Days after the time of transmission.

16.3. All terms used in this Agreement will be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context or sense of this Agreement may require the same as if such words had been written in this Agreement themselves regardless of the number and gender in which they are used. The headings inserted in this Agreement are for reference purposes only and will not affect the construction of this Agreement or limit the generality of any of its provisions.

16.4. This Agreement and the documents referred to herein constitute the entire agreement between the parties regarding the subject matter hereof, superseding and canceling any and all prior and contemporaneous agreements, understandings, representations, inducements and statements of the parties in connection with the subject matter hereof.

16.5. F&E expressly acknowledges that it has entered into this Agreement solely as the result of its own independent investigation and after consultation with its own professional advisors and not as a result of any representations of Shells, its agents, officers or employees.

16.6. No amendment or modification of this Agreement will be binding unless executed in writing by Shells and F&E.

16.7. Shells shall not be considered to be engaged in or doing business in the Territory or in any political subdivision thereof by virtue of being a party to this Agreement. This Agreement is executed and delivered by the parties in the United States.

16.8. Neither this Agreement nor the dealings of the parties pursuant to this Agreement shall create any fiduciary relationship, special relationship or any relationship of trust or confidence between the parties hereto. Shells and F&E, as between themselves, are and shall be independent contractors.

16.9. This Agreement may be executed in multiple counterparts, each to constitute an original, but all in the aggregate to constitute one agreement as executed; provided, however, in making proof of this Agreement, it will not be necessary to produce or account for more than one counterpart.

17. ACKNOWLEDGMENTS

16.1 F&E and Principals acknowledge that:

(a) F&E has received a copy of this Agreement and has had a reasonable opportunity to consult with its professional advisors with respect thereto prior to execution of this Agreement;

(b) No representation has been made by Shells, its agents or employees as to the future profitability of the Restaurants; and

(c) F&E has had ample opportunity to investigate all statements made by Shells relating to the Marks and the System prior to the execution of this Agreement.

IN WITNESS WHEREOF, the undersigned have entered into this Restaurant System Purchase Agreement as of the Effective Date.

Shells:

ATTEST:

SHELLS SEAFOOD RESTAURANTS, INC.

Witness # 1
By: ______________________________
Name: ______________________________

By: ______________________________
Name: ______________________________
Title: ______________________________

Witness # 2
By: ______________________________
Name: ______________________________

F&E:

ATTEST:

FOOD AND ENTERTAINMENT CO., LTD.
a limited liability company with commercial register No. 2051024638 issued from Khobar Commercial Registration Office on 24/08/1421H

Witness # 1
By: ______________________________
Name: ______________________________

By: ______________________________
Name: ______________________________
Title: ______________________________

Witness # 2
By: ______________________________
Name: ______________________________